APPOINTMENT AS DIRECTOR

          THIS APPOINTMENT TO ACT AS DIRECTOR (the “Appointment”) is made as of the 16th day of September 2010, by Dr. Ladwein (the “Director”).

          WHEREAS, the Shareholders of Manas Petroleum Corporation (the “Company”) desire to retain the services of the Director in the manner hereinafter specified, thereby retaining for the Company the benefit of the Director's business knowledge and experience and also to make provisions for the payment of reasonable and proper compensation to the Director for such services;

           The Director consents to this Appointment subject to the terms and conditions herein; and,

          NOW, THEREFORE, in consideration of the premises and mutual covenants and representations herein contained, the Company and the Director mutually agree as follows:

ARTICLE I
DUTIES

          Section 1.1 Consent to Act. The Director shall act as a director of the Company, upon the terms and subject to the conditions hereinafter set forth.

          Section 1.2 Fitness to Serve. The Director hereby represents that he is fully qualified, and will remain fully qualified, to serve as a director of the Company in compliance with all applicable rules, regulations and laws of Nevada, the Security Exchange Commission, the OTC BB, the British Columbia Securities Commission and the TSX Venture Exchange.

          Section 2 Duties. The Director shall attend by telephone, three meetings of the Board of Directors of the Company (the “Board”) per annum and shall attend in person, one meeting of the Board per annum. Furthermore, the Director shall serve on the Audit and/or Compensation Committees of the Company, at the discretion of the Board.

          The Director shall devote his best efforts to the business and affairs of the Company and, during the Term (as defined below), shall observe at all times the covenants regarding non-competition, and confidentiality provided herein.

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          Section 3      Term. Except as otherwise provided herein, the term of this Agreement shall commence upon ratification of this Appointment by the Board and continue until terminated as provided herein. The Director’s position as director may be terminated at anytime by either the Director or Company. In the event that the Company ends the Director’s position as Director, the Director shall be paid to the end of the subsequent quarter.

          Section 4      Compensation. Except as otherwise set forth herein, the Company shall pay, and the Director shall accept as full consideration for the services to be rendered hereunder, and the covenants entered into hereunder, compensation in the amount of US $5,000 per quarter or US$20,000 per year.

          Section 5      Expenses. The Director shall be reimbursed by the Company for expenses approved of in writing by the Board, including costs of attendance at meetings of the Board.

          Section 6      Stock Options. The Company hereby grants unto the Director the option to purchase one million of the Company’s common voting shares on the following terms and conditions:

(a)      the first tranche of 500,000 such options shall vest at the rate of 1/12 per fiscal quarter and be exercisable at a strike price of the closing share price on the appointment date, being a price of US$.52 per share;

(b)      the second tranche of 500,000 such options shall vest at the rate of 1/12 per fiscal quarter and be exercisable at a strike price of 25% over the closing share price on the appointment date, being a price of US$.65 per share; and,

(c)      the stock options granted shall be subject to and in compliance with the Company’s Non-Qualified Stock Option Plan for it’s board members.

          Section 7.1      Restrictive Covenants.

                         (a)      Confidentiality. The Director agrees that, without the consent of the Company, he will not at any time, in any fashion, form, or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm or corporation (other than to an attorney or accountant in the regular course of the Company’s business) any Confidential Information (as hereinafter defined). Upon the termination of this Appointment for any reason, the Director shall immediately surrender and deliver to the Company all Confidential Information in all forms. The covenants set forth in this Section 7.1(c) shall survive the termination of this Appointment for a term of ten years subsequent to the termination date.

                        (b)      Continuing Obligations. The Director agrees that his obligations and duties contained in this Appointment are continuing obligations and, except as otherwise set forth herein, said duties shall survive the termination or expiration of this Appointment for any reason whatsoever.

          “Confidential Information” shall mean any information, not generally known in the relevant trade or industry, obtained from the Company or any of its subsidiaries, affiliates, customers or suppliers or which falls within any of the following general categories: (a) information relating to the business of the Company or that of any of its subsidiaries, affiliates, customers or suppliers, including but not limited to, financial reports, income statements, balance sheets, annual and quarterly reports, general ledger, accounts receivable, and other accounting reports, non-public filings with government agencies, business forms, handbooks, policies, and documents, business plans, business processes and procedures, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, and supplier information of the Company or any of its subsidiaries, affiliates, customers or suppliers; (b) information relating to existing or contemplated products, services, technology, designs, processes, formulae, computer systems, computer software, algorithms and research or developments of the Company or any of its subsidiaries, affiliates, customers or suppliers; (c) information relating to trade secrets of the Company or any of its subsidiaries, affiliates, customers or suppliers; or (d) information, geological data, geographical data, test results, and the like of the Company related to the Companies operations or prospective operations or otherwise; (e) information marked “Confidential” or “Proprietary” by or on behalf of the Company or any of its subsidiaries, affiliates, customers or suppliers.

          Section 7.2      Enforcement; Remedies. The Director covenants, agrees, and recognizes that because the breach or threatened breach of the covenants, or any of them, contained in Section 7.1 hereof will result in immediate and irreparable injury to the Company, the Company shall be entitled to an injunction restraining the Director from any violation of Section 7.1 to the fullest extent allowed by law. The Director further covenants and agrees that in the event of a violation of any of the respective covenants and agreements contained in Section 7.1 hereof, the Company shall be entitled to an accounting of all profits, compensation, commissions, remuneration or benefits which the Director directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with any such violation and shall be entitled to receive all such amounts to which the Company would be entitled as damages under law or at equity. The Director further covenants, agrees and recognizes that, notwithstanding anything to the contrary contained herein, in the event of a violation, breach or threatened breach of any of the respective covenants and agreements contained in Section 7.1 hereof, the Company shall be excused from making any further payments to the Director pursuant to any provision of this Appointment until the Director shall cease violating or breaching his respective covenants and agreements contained in Section 7.1 hereof and shall have received reasonable assurances from the Director that he will no longer engage in the same. Nothing herein shall be construed as prohibiting the Company from pursuing any other legal or equitable remedies that may be available to it for any such violation or breach, including the recovery of damages from the Director. If either party files suit to enforce or enjoin the enforcement of the covenants contained herein, the prevailing party shall be entitled to recover, in addition to all other damages or remedies provided for herein, its costs incurred in prosecuting or defending said suit, including reasonable attorneys' fees.

          Section 7.3     Construction. The Director hereby expressly acknowledges and agrees as follows:

                        (a)      That the covenants set forth in Section 7.1 above are reasonable in all respects and are necessary to protect the legitimate business and competitive interests of the Company in connection with its business which the Director agrees, pursuant to this Appointment, to assist the Company in maintaining and developing; and

                        (b)     That each of the covenants set forth in Section 7.1 above is separately and independently given, and each such covenant is intended to be enforceable separately and independently of the other such covenants, including without limitation, enforcement by injunction; provided, however, that the invalidity or unenforceability of any provision of this Appointment in any respect shall not affect the validity or enforceability of this Appointment in any other respect. In the event that any provision of this Appointment shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof of any such covenant, or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this Appointment or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Appointment shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provisions has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.

          Section 8.1      Governing Law. The validity, construction, interpretation and enforceability of this Appointment shall be determined and governed by the laws of Nevada, USA.

          Section 8.2      Remedies.

                        (a)      Termination of this Appointment shall not constitute a waiver of the Company's or the Director’s rights under this Appointment or otherwise, nor a release of the Company or the Director from its or his obligations under this Appointment. The parties hereto agree that monetary damages are not adequate relief for breaches under this Appointment hereof and that injunctive relief may be sought and enforced by the Company against the Director for enforcement of the duties and obligations contained therein.

                        (b)      The rights and remedies provided each of the parties herein shall be cumulative and in addition to any other rights and remedies provided by law or otherwise. Any failure in the exercise by either party of his or its right to terminate this Appointment or to enforce any provision of this Appointment for default or violation by the other party shall not prejudice such party's right of termination or enforcement for any further or other default or violation.

          Section 8.3      Entire Agreement; Amendment. This Appointment constitutes the entire agreement between the parties respecting the Director's consent, and there are no representations, warranties or commitments, except as set forth herein. This Appointment may be amended only by an instrument in writing executed by the parties hereto.

          Section 8.4      Notices. Any notice, request, demand or other communication hereunder shall be in writing and shall be deemed to be duly given when personally delivered to an officer of the Company or to the Director, as the case may be, or when delivered by mail at the addresses set forth below or such other address as may be subsequently designated in writing:

The Director:
Dr. Werner Ladwein
Wenthartgasse 27
A-1210 Wien
Austria

With copy to:

The Company:
Manas Petroleum Corp.
Bahnhofstrasse 9
P.O. Box 155
CH-6341 Baar
Switzerland

With copy to:
Attn: Manas Petroleum Corp.
Michael J. Velletta
General Counsel
4th Floor, 931 Fort Street
Victoria, B.C. V8V 3K3
Canada

          Section 8.5      Severability. The provisions of this Appointment and any exhibits are severable and, if any one or more provisions may be determined to be illegal or otherwise unenforceable, the remaining provisions shall be enforceable. Any partially enforceable provisions shall be enforceable to the extent enforceable.

          Section 8.6      Gender. Throughout this Appointment, the masculine gender shall be deemed to include the feminine and neuter, and vice versa, and the singular the plural, and vice versa, unless the context clearly requires otherwise.